EXHIBIT 4.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CONSTELLATION BRANDS, INC.

Under Section 242 of the Delaware General Corporation Law

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned, being an authorized person of the Corporation, hereby certifies and sets forth as follows:

1.            The name of the Corporation is Constellation Brands, Inc. (the “Company”).

2.            The name under which the Company was originally incorporated is Canandaigua Wine Company, Inc. and the date of filing of the original certificate of incorporation of the Company with the Secretary of State of the State of Delaware is December 4, 1972.

3.            Pursuant to Section 242 of the Delaware General Corporation Law, the certificate of incorporation of the Company is hereby amended to increase the number of authorized shares of the Class A Common Stock of the Company from 315,000,000 shares to 322,000,000 shares and to increase the number of authorized shares of the Class 1 Common Stock of the Company from 15,000,000 shares to 25,000,000 shares, thereby increasing the total number of shares of stock which the Company has authority to issue from 361,000,000 shares to 378,000,000 shares.  To effect this amendment, Article 4 of the restated certificate of incorporation is hereby amended to read in its entirety as follows:

  “4.          Capitalization:  General Authorization.  The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Seventy-Eight Million (378,000,000) consisting of:

 (a)   Class A Common.  Three Hundred Twenty-Two Million (322,000,000) shares designated as Class A Common Stock, having a par value of One Cent ($.01) per share (the “Class A Common”);

 (b)    Class B Common.  Thirty Million (30,000,000) shares designated as Class B Common Stock, having a par value of One Cent ($.01) per share (the “Class B Common”);

 (c)   Class 1 Common.  Twenty-Five Million (25,000,000) shares designated as Class 1 Common Stock, having a par value of One Cent ($.01) per share (the “Class 1 Common”); and

 (d)   Preferred Stock.  One Million (1,000,000) shares designated as Preferred Stock, having a par value of One Cent ($.01) per share (the “Preferred Stock”).”

4.            The foregoing amendment has been duly adopted by the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 23rd day of July, 2009.

/s/ Robert Sands
Robert Sands, President and Chief Executive Officer